Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into effective as of January 1, 2007 (the “Effective Date”), by and between The Nasdaq Stock Market, Inc. (the “Company”) and Robert Greifeld (the “Executive”).

WHEREAS, the Executive and the Company entered into an Employment Agreement, dated as of May 12, 2003 (the “Prior Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby amend and restate the Prior Agreement in its entirety and agree as follows:

1. Term of Employment. Subject to Section 8 below, the term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall end on December 31, 2010 (the “Initial Period”); provided, however, that such term shall be automatically extended for additional one-year periods (each, a “Renewal Period”) unless, not later than 180 days prior to the expiration of the Initial Period or a Renewal Period, as applicable, either party hereto shall provide written notice of its or his desire not to extend the term hereof (a “Non-Renewal Notice”) to the other party hereto (the Initial Period, together with each Renewal Period then in effect, shall be referred to hereinafter as the “Employment Term”).

2. Position

(a) Duties. The Executive shall serve as the Company’s Chief Executive Officer and President. In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and as shall be consistent with the by-laws of the Company as in effect from time to time; provided, however, that, at all times, the Executive’s duties and responsibilities hereunder shall be commensurate in all material respects with his status as the senior-most officer of the Company. During the Employment Term, the Executive shall devote his full time and best efforts to his duties hereunder. The Executive shall report directly to the Board (or any committee of the Board designated for this purpose). In addition, the Executive agrees to continue to serve during the Employment Term as a member of the Board to the extent he is periodically elected or appointed to such position in accordance with the by-laws of the Company and applicable law.

(b) Company Code of Conduct. The Executive shall comply in all respects with the NASD Code of Conduct as may be amended from time to time (the “Code of Conduct”), and the Executive hereby acknowledges that he has received a copy of the Code of Conduct.

Pursuant to the Code of Conduct the Executive shall be required to: (i) disclose to the Audit Committee of the board of directors of the Nasdaq Stock Market, Inc. (the “Audit Committee”) the names of the boards of directors, boards of advisors or boards of trustees on which he currently serves and (ii) obtain prior approval from the Audit Committee for service as a new director of any publicly traded company, which approval shall not be unreasonably withheld. The Executive agrees to accept the final Audit Committee decision on the suitability of all present and future directorships as binding. Subject to the foregoing, the Executive may, in accordance with the Code of Conduct, (i) engage in personal activities involving charitable, community, educational, religious or similar organizations, (ii) manage his personal investments and (iii) continue to serve as a member of the boards of directors, boards of advisors or boards of trustees on which he is serving on the Effective Date; provided, however, that, in each case, such activities are in all respects consistent with applicable law and are in accordance with Section 9 below.

3. Base Salary. During the Employment Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $1,000,000. The Base Salary shall be payable in regular payroll installments in accordance with the Company’s payroll practices as in effect from time to time. The Management Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review.

4. Annual Bonus

(a) Annual Bonus. For each calendar year during the Employment Term, the Executive shall be eligible to participate in the Incentive Compensation Program of the Company (the “Bonus Program”) in accordance with the terms and provisions of such Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”). The Company has made available to the Executive a complete copy of the Bonus Program in effect as of the Effective Date. Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn, for each full calendar year during the Employment Term, a target Annual Bonus equal to 200% of Base Salary (the “Target Bonus”) based upon the achievement of one or more performance goals established for such year by the Compensation Committee. The Executive shall have the opportunity to make suggestions to the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment at such goals.

(b) Timing and Deferral of Annual Bonus. The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year, but in no event later than March 15th following the end of the calendar year to which such Annual Bonus relates.

5. Equity Compensation.

(a) Options. As set forth in the Prior Agreement, the Company granted to Executive in 2003 two options to purchase the Company’s common stock (the “Options”), each of which covers one million shares, at per share exercise prices of $5.28 per share and $6.30 per share, which was 100% of fair market value of a share of the Company’s common stock on the date of grant, as determined in accordance with the methodology for calculating fair market value as set forth in The Nasdaq Stock Market, Inc. Equity Compensation Plan, which has been adopted by the Board and may from time to time, be amended (the “Stock Plan”). The Options shall continue to be subject to the terms and conditions of the respective option award agreements (the “Option Agreements”) attached as Exhibits A and B to the Prior Agreement.

The Company granted the Executive an option on December 13, 2006 covering 960,000 shares of Company common stock (the “Option”) with a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined in accordance with the methodology for calculating fair market value set forth in the Stock Plan. The Option shall be subject to a stock option agreement approved by the Compensation Committee, the principal terms and conditions of which are set forth on Exhibit A. The Option is intended to be the only grant of stock options to the Executive by the Company during the Initial Period.

(b) Restricted Stock. As set forth in the Prior Agreement, the Company made three separate grants of 100,000 restricted shares of the Company’s common stock (the “Restricted Shares”) to the Executive in 2003, 2004 and 2005. The Restricted Shares shall continue to be subject to the terms and conditions of the applicable restricted stock award agreements (the “Restricted Stock Agreements”) the form of which are substantially similar to Exhibit C to the Prior Agreement.

(c) Performance Share Units. The Company will grant the Executive 80,000 performance share units in the first half of 2007, subject to shareholder approval. The Company shall further grant the Executive 80,000 performance share units annually no later than the first quarter of each of calendar years 2008, 2009 and 2010. Performance share units granted pursuant to this paragraph 5(c) (the “Performance Share Units”) shall vest under a three-year performance period, and shall be subject to the Executive’s employment with the Company on each grant date and subject to the attainment of goals established by the Compensation Committee in consultation with the Executive. Each grant of Performance Share Units shall be subject to a performance share units agreement to be approved by the Compensation Committee, the principal terms and conditions of which are set forth on Exhibit B. Notwithstanding the foregoing, the grant of Performance Share Units pursuant to this paragraph 5(c) shall be subject to shareholder approval of performance related criteria and related amendments to the Stock Plan. The Company intends to seek such shareholder approval in 2007.

6. Employee Benefits.

(a) Generally. During the Employment Term, the Company shall provide the Executive with benefits on the same basis as benefits are generally made available to other senior executives of the Company, including, without limitation, medical, dental, vision, disability and life insurance, financial and tax planning services and retirement benefits. The Executive shall be entitled to four weeks of paid vacation; provided, however, that, in the event the Executive’s employment ends for any reason, the Executive shall be paid only for unused vacation that accrued in the calendar year his employment terminated and any unused vacation for any prior year shall be forfeited.

(b) SERP Participation and Provisions. The Executive shall continue to participate in the Nasdaq Stock Market, Inc. Supplemental Executive Retirement Plan (the “SERP”). The Company reserves the right to modify or terminate the SERP at any time. Notwithstanding any term or condition contained in the SERP to the contrary, and subject to the Company’s right to modify or terminate the SERP at any time:

(i) Section 4.1 of the SERP shall be applied as if the age and service requirements stated therein were age 49 and four years of service rather than age 55 and ten years of service. Accordingly, the Executive shall be 100% vested in his accrued SERP benefit upon the later of his attainment of age 49 while employed and his completion of four years of service.

(ii) Section 4.1 of the SERP shall be applied as if the age and service requirements stated therein were satisfied upon the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason pursuant to Section 8(b) below. Accordingly, under such circumstances, the Executive shall be 100% vested in his SERP benefit even if his employment terminates prior to his attaining age 49 and having completed four years of service with the Company.

(iii) The death benefit provided in Section 5.1 of the SERP shall become payable if the Executive dies before his SERP benefit commences, but after having satisfied the requirements of Section 4.1 of the SERP prior to modification by Section 6(b)(i) above (and, if the foregoing conditions are satisfied, such death benefit will be payable even if the Executive’s death occurs after he has left employment with vested rights under the SERP, but before payment of the SERP benefit commences).

(iv) Section 4.3 of the SERP (relating to early retirement) shall be applied as if the service requirement stated therein were five years of service rather than ten years of service; provided that this special rule shall not permit the Executive’s SERP benefit to start earlier than age 55.

(v) The provisions of this Section 6(b) shall not accelerate the rate at which the SERP benefit accrues so that the amount of the accrued SERP benefit shall be determined with reference to an accrual over a period of 3,650 days as provided in Section 4.2(a) of the SERP.

7. Business and Other Expenses.

(a) Business Expenses. During the Employment Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with the policy established by the Compensation Committee. Accordingly, the Company shall reimburse the Executive’s expenses associated with business travel in accordance with such policy.

(b) Transportation and Security. During the Employment Term, in accordance with the directives of the Compensation Committee, the Company shall provide the Executive with an automobile and driver during the business week for personal and business use and at other times as required for business purposes. The driver shall have security training if the Executive and the Compensation Committee determine in good faith that such security training is necessary or advisable for the personal safety of the Executive or his family. The Company shall conduct a security audit of up to two of the Executive’s personal residences and, if necessary, install or upgrade the Executive’s home security systems at a reasonable cost to the Company not to exceed $50,000.

(c) Legal Fees. The Company shall pay or reimburse the Executive for his reasonable legal fees and related executive compensation consulting fees and expenses incurred in connection with the negotiation and execution of this Agreement upon presentation by the Executive of written invoices or receipts setting forth in reasonable detail the basis for such legal fees and expenses in an amount not to exceed $50,000.

8. Termination. Notwithstanding any other provision of this Agreement, subject to the further provisions of this Section 8, the Company may terminate the Executive’s employment or the Executive may resign such employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below:

(a) Generally. In the event of the termination of the Executive’s employment for any reason, the Executive shall be entitled to receive payment of (i) any unpaid Base Salary through the Date of Termination, (ii) subject to Section 6(a) above, any accrued but unpaid vacation through the Date of Termination (as defined below) and (iii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Date of Termination (the “Base Obligations”). In addition, in the event of the Executive’s termination of employment, the applicable provisions of each Option Agreement and Performance Share Unit Agreement shall govern the treatment of the Options and the Performance Share Units, respectively.

For purposes of this Agreement, “Date of Termination” means (i) in the event of a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason, the date specified in a written notice of termination (or, if not specified therein, the date of delivery of such notice), but in no event earlier than the expiration of the cure periods set forth in Section 8(b)(ii) or 8(b)(iii) below, respectively; (ii) in the event of a termination of the Executive’s employment by the Company without Cause, the date specified in a written notice of termination (or if not specified therein, the date of delivery of such notice); (iii) in the event of a termination of the Executive’s employment by the Executive without Good Reason, the date specified in a written notice of termination, but in no event less than 60 days following the date of delivery of such notice; (iv) in the event of a termination of the Executive’s employment due to Permanent Disability (as defined below), the date the Company terminates the Executive’s employment following the certification of the Executive’s Permanent Disability; (v) in the event of a termination of Employment due to the Executive’s death, the date of the Executive’s death; or (vi) in the event of a termination of the Executive’s employment due to the delivery of a Non-Renewal Notice, the date on which the Initial Period or a Renewal Period expires, as applicable.

(b) Termination by the Company Without Cause or by the Executive for Good Reason.

(i) The Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason. Upon the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, except as provided in Section 8(h) below, the Executive shall be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “Severance Benefits”):

(A) Severance Payment. The Company shall pay the Executive an amount (the “Severance Payment”) equal to the sum of (I) the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination and (II) the Annual Bonus for the calendar year immediately preceding the Executive’s Date of Termination, payable in substantially equal monthly installments for the twelve-month period following the Executive’s Date of Termination (the “Severance Period”), or, if required to avoid the imposition of tax, interest or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (Section “409A”) beginning on the date that is six months and one day after the date of the Executive’s “separation from service”) within the meaning of 409A, in which case the first payment shall include all amounts that would have been paid on earlier payroll dates but for such delay;

(B) SERP. The Company shall provide the Executive the SERP benefit as set forth in Section 6(b)(ii) above; and

(C) Health Care Coverage. The Company shall provide the Executive with continued health care coverage for the lesser of (I) twelve months or (II) the period beginning with the Termination Date and ending on the date that the Executive is eligible for coverage under the health care plans of a subsequent employer, such coverage to be conditioned upon the Executive (X) being covered by the Company’s health care plans immediately prior to the Date of Termination and (Y) paying his share of the applicable health care premiums, deductibles and co-payments for such period of coverage. The foregoing health care benefits are not intended to limit or otherwise reduce any entitlements that Executive may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Receipt of the Severance Benefits by the Executive is subject to the execution by him of a general release of claims substantially in the form attached as Exhibit C (the “Release”). All other benefits, if any, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and other benefits provided for in this Section 8(b) are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 8(b)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, and with respect to the termination of his employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 9 or 10 below, the Company may, upon written notice to the Executive, (x) terminate the Severance Period and cease to make any further payments of the Severance Payment and (y) cease any health care coverage continuation, except in each case as required by applicable law.

(ii) For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property (with the exception of minor traffic violations or similar misdemeanors); (B) the Executive’s repeated neglect of his duties to the Company; or (C) the Executive’s willful misconduct in connection with the performance of his duties or other material breach by the Executive of this Agreement; provided, however, that the delivery of a Non-Renewal Notice by the Executive shall not constitute Cause for purposes of this Agreement; provided further that the Company may not terminate the Executive’s employment for Cause unless (x) the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination within 90 days following the date the Board is informed of such grounds at a meeting of the Board and (y) the Executive has not, within 30 days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.

(iii) For purposes of this Agreement, “Good Reason” shall mean the Company (A) reducing the Executive’s position, duties, or authority; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority; or (C) committing any other material breach of this Agreement; provided, however, that the delivery of a Non-Renewal Notice by the Company shall not constitute Good Reason for purposes of this Agreement; and provided further that the occurrence of a Change in Control (as defined hereinbelow), following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment as the principal executive officer with substantially the same duties and authority as he has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason; and provided further that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within 90 days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within

30 days following the Company’s receipt of such notice and (z) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (y).

(c) Permanent Disability.

(i) The Executive’s employment hereunder may terminate due to his Permanent Disability. Upon termination of the Executive’s employment due to Permanent Disability, the Executive shall be entitled to receive, in addition to the Base Obligations, subject to the execution of a Release a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs payable in a lump sum within 30 days following the Date of Termination. All other benefits, if any, due the Executive following termination pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided , however , that the Executive shall not participate in any other severance plan, policy or program of the Company.

(ii) For purposes of this Agreement, “Permanent Disability” means the inability of the Executive to perform substantially all of his duties in the manner required by the Agreement, whether by reason of illness or injury or otherwise (whether physical or mental) incapacitating the Executive for a continuous period exceeding 120 days (or a period of six months in any twelve-month period). Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (if he is then able to exercise sound judgment).

(d) Death. The Executive’s employment hereunder shall terminate due to his death. Upon termination of the Executive’s employment hereunder due to death, the Executive’s estate shall be entitled to receive, in addition to the Base Obligations a pro rata Target Bonus with respect to the calendar year in which the Date of Termination occurs, payable in a lump sum within 30 days following the Date of Termination. All other benefits, if any, due the Executive’s estate following termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company.

(e) For Cause by the Company or Without Good Reason by the Executive. The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. Upon termination of the Executive’s employment for Cause or without Good Reason pursuant to this Section 8(e), the Executive shall have no further rights to any compensation (including any Annual Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to this Section 8(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy, or program of the Company.

(f) Non-Renewal of Employment Term. The Executive’s employment hereunder may be terminated by either the Executive or the Company by delivery of a Non-Renewal Notice in accordance with the provisions of Section 1 above. Upon termination of the Executive’s employment pursuant to this Section 8(f), the Executive shall have no further rights, other than those set forth in this Section 8(f) and as provided pursuant to Section 5 and Exhibits A and B hereto, to any compensation or benefits under this Agreement. All other benefits, if any, due the Executive following termination pursuant to this Section 8(f) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

(g) Termination in Connection with Change in Control by the Company Without Cause or by the Executive for Good Reason.

(i) If, within the period beginning on a Change in Control and ending two (2) years following such Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “CIC Severance Benefits”):

(A) CIC Severance Payment. On the first day of the seventh (7th) month following the Executive’s Date of Termination, the Company shall pay the Executive a lump sum cash payment equal to the sum of (I) the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination, (II) the Annual Bonus for the calendar year immediately preceding the Executive’s Date of Termination and (III) a pro rata portion of the Target Bonus for the calendar year in which Executive’s Date of Termination occurs, determined by multiplying such Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five.

(B) SERP. The Company shall provide the Executive the SERP benefit as set forth in Section 6(b)(ii) above; and

(C) Health and Welfare Benefits. The Company shall provide the Executive with continued health care coverage for the lesser of (I) twenty-four months or (II) the period beginning with the Termination Date and ending on the date that the Executive is eligible for coverage under the health care plans of a subsequent employer, such coverage to be conditioned upon the Executive (X) being covered by the Company’s health care plans immediately prior to the Date of Termination and (Y) paying his share of the applicable health care premiums, deductibles and co-payments for such period of coverage. The foregoing health care benefits are not intended to limit or otherwise reduce any entitlements that Executive may have under COBRA. In addition, the Company shall continue to provide the Executive with the same level of accident (AD&D) and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control)

(D) Additional Reimbursement Payment. If, as provided in Exhibit D, Executive is subject to the excise tax imposed by Section 4999 of the Internal

Revenue Code, the Company shall make the additional reimbursement payment provided for in Exhibit D.

Receipt of the CIC Severance Benefits by the Executive is subject to the execution by him of a general release of claims substantially in the form attached as Exhibit C (the “Release”). All other benefits, if any, due the Executive following termination pursuant to this Section 8(g) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and other benefits provided for in this Section 8(g) are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant of Section 8(g)(i) shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, and with respect to the termination of his employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 9 or 10 below, the Company may, upon written notice to the Executive, (x) terminate the Severance Period and cease to make any further payments of the CIC Severance Payment and (y) cease any health care coverage continuation, except in each case as required by applicable law.

(ii) For purposes of this Agreement “Change in Control” means the first to occur of any one of the following events:

(A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than (1) the Company, (2) any Person who becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Company’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”) as a result of a reduction in the number of Voting Securities outstanding due to the repurchase of Voting Securities by the Company unless and until such Person, after becoming aware that such Person has become the beneficial owner of more than 50% of the then outstanding Voting Securities, acquires beneficial ownership of additional Voting Securities representing 1% or more of the Voting Securities then outstanding, (3) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (4) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Voting Securities, and (5) the National Association of Securities Dealers, Inc. or its affiliates or subsidiaries (collectively “NASD”)), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies);

(B) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(C) there is consummated a merger or consolidation of the Company with any other corporation or entity or the Company issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Voting Securities or more than 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired more than 50% of the Company’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from the Company or the Companies); or

(D) the consummation of a plan of complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any transaction or event which causes the reduction in the Voting Securities held by the NASD below 50% which would not otherwise constitute a Change in Control pursuant to clauses (A) through (D) above.

(h) Mitigation; Offset. Following the termination of his employment under any of the above clauses of this Section 8, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive as an employee or consultant from such subsequent employment or consultancy.

9. Non-Competition; Non-Solicitation; Confidentiality. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(a) Non-Competition. For a period of two years following the Date of Termination (the “Restricted Period”), regardless of the circumstances surrounding such termination of employment, the Executive will not, directly or indirectly, (i) engage in any

“Competitive Business” (as defined below) for the Executive’s own account while he is in self-employment or acting as a sole proprietor, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company. For purposes of this Agreement, “Competitive Business” shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic communications network or (z) any other entity that engages in substantially the same business as the Company, in each case in North America or in any other location in which the Company operates. For purposes of this Agreement, “person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(b) Non-Solicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) interfere with any relationship between the Company and any of its employees, consultants, agents or representatives; (ii) employ or otherwise engage, or attempt to employ or otherwise engage, any current or former employee, consultant, agent or representative of the Company in any Competitive Business; (iii) solicit the business or account of the Company or any affiliate; or (iv) divert or attempt to divert from the Company any business or interfere with any relationship between the Company and any of its clients or customers.

(c) Securities Ownership. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent or more of any class of securities of such person.

(d) Confidentiality. The Executive hereby agrees that he will comply with the Company’s general policies regarding confidentiality of information and processes. Without in any way limiting the foregoing sentence, the Executive further agrees that he will not, at any time during or after the Employment Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive’s obligation under this Section 9(d) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company; or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the

Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Except as specifically authorized by the Board upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents (whether or not electronically or digitally produced) or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

(e) Severability. It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Nondisparagement. The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its shareholders unless giving truthful testimony under subpoena. The Company agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive unless giving truthful testimony under subpoena. Notwithstanding the foregoing, nothing in this Section 10 shall preclude either party from responding to correct false or disparaging statements, remarks or rumors, provided that the responsive statements do not criticize or ridicule and are not disparaging or derogatory.

11. Specific Performance The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 above would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Disputes. Except as provided in Section 11 above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by this Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment

Disputes then in effect (the “AAA’s Arbitration Rules”). If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive and the third to be selected by the two persons so selected, all in accordance with the AAA’s Arbitration Rules. The arbitration proceeding shall be held in New York City or such other location as is mutually agreed in writing by the parties. The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that a United States District Judge sitting in the Southern District of the State of New York would apply in the event the dispute were litigated in such court. The arbitration shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, and by the arbitration law chosen by the arbitrators, and the arbitrators shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall bear the cost of the arbitrators. Costs and expenses associated with the arbitration that are not otherwise assignable to one of the parties shall be allocated equally between the parties. In every other respect, the parties shall each pay their own costs and expenses, including, without limitation, attorneys’ fees and costs. Nothing contained in this Section 12 shall be construed to preclude the Company from exercising its rights under Section 11 above.

13. Miscellaneous.

(a) Acceptance. The Executive hereby represents and warrants, as a material inducement to the Company’s agreement to enter into this Agreement, that there are no legal, contractual or other impediments, including, without limitation, restrictive covenants with a current or former employer, precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated hereby. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.

(b) Entire Agreement; Amendments. This Agreement amends and restates the Prior Agreement in its entirety and together with the Option Agreements and the Restricted Stock Agreements contain the entire understanding of the parties with respect to the employment of the Executive by the Company, excluding those parts of Exhibit B which are labeled as examples and are not binding on the parties, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein, including, without limitation, the Prior Agreement. There are no restrictions, agreements, promises, warranties, or covenants by and between the Company and the Executive and undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Successor; Assignment. This Agreement is confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 13(e), the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive’s prior written consent.

(f) Confidentiality of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

(g) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

if to the Company:

The Office of the General Counsel

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, NY 10006

if to the Executive:

his address as shown in the records of the Company

(h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Section 409A. Notwithstanding any other provision of this Agreement, any payment or settlement triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following Date of Termination if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A. The Company, after consulting with the Executive, may amend this Agreement or the terms of any award provided for herein in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for herein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This paragraph 13(i) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

*            *            *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Robert Greifeld
Robert Greifeld

THE NASDAQ STOCK MARKET, INC.

By:	/s/ H. F. Baldwin
H. F. Baldwin

Title:	Chairman of the Board

Exhibit A

Stock Option Agreements –

Principal Terms and Conditions

Option Term:                Ten years from grant

Vesting: Annual vesting beginning on the first anniversary of grant in accordance with the following schedule:

Years Since Grant	Additional Vesting	Total Vested Options
1	8.33%	80,000
2	16.67%	240,000
3	25.0%	480,000
4	25.0%	720,000
5	16.67%	880,000
6	8.33%	960,000

Effect of Termination of Employment

•	Termination for Cause by the Company or without Good Reason by the Executive

—	Forfeit unvested option

—	Vested options remain exercisable for 10 days following termination

•	Termination without Cause by the Company or for Good Reason by the Executive

—	Vesting of unvested options continues for 30 months after termination, subject to compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants

—	All vested options (including accelerated vested options) remain exercisable for 36 months following termination

•	Death and Disability

—	Accelerate vesting of unvested stock options that would vest within 12 months of death or disability

—	All vested options (including accelerated vested options) remain exercisable for 36 months following death or disability

•	Retirement (as defined in Stock Plan)

—	Vesting of unvested options continues for one year following retirement, subject to compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants

—	All vested options (including due to continued vesting) remain exercisable for 36 months following retirement

•	Non-renewal of Agreement by Company or by Executive

—	Unvested options continue to vest, subject to compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants

—	All vested options (including due to continued vesting) remain exercisable for 36 months following termination of employment

Exhibit B

Performance Share Unit Agreements –

      Principal Terms and Conditions

Performance Period: Three calendar years (i.e., January 1 to December 31)

Vesting:    Continued employment until the last day of the performance period, except upon termination of employment under certain circumstances as set forth below, and achievement of performance goals

Conversion: Performance Share Units to be converted into equivalent number of shares of Company common stock in accordance with their terms

Performance Earnout Range

•	0% - 150% of shares granted

•	0% if performance below threshold

•	100% if performance is at target

•	150% is maximum for performance 50% above target

Example

The following is provided as an example of a way in which Performance Share Units may be designed. It is understood that each year, following consultation with the Executive, the Management Compensation Committee of the Company will determine the performance targets and the design of the Performance Share Units.

For performance levels between 50% below target and 50% above target, the number of shares earned will be calculated as a percentage equal to the percentage that actual performance is higher or lower than target. For example, if Target Performance is 12% Annual EPS Growth then:

Annual EPS Growth below 6% earns NO (-0- ) shares

Annual EPS Growth equal to 6% earns 50% (40,000) of the granted shares

Annual EPS Growth equal to 9% earns 75% (60,000) of the granted shares

Annual EPS Growth equal to 12% earns 100% (80,000) of the granted shares

Annual EPS Growth equal to 15% earns 125% (100,000) of the granted shares

Annual EPS Growth equal to 18% or more earns 150% (120,000) of the granted shares

Performance Goals and Earnout Schedule

•	Set by Compensation Committee within first three months of each performance period

•	Performance measures and earnout schedule to be developed with input from Executive

Effect of Termination of Employment

•	Termination for Cause by the Company or without Good Reasonby the Executive: forfeiture of performance share units for each ongoing performance period

•

Termination without Cause by the Company or for Good Reason by the Executive: continued vesting of outstanding performance share units, subject to compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants, based on actual performance during performance period

•

Death, disability, retirement (as defined in Stock Plan) and non-renewal of agreement by Company or by Executive: continued vesting of outstanding performance share units, subject to compliance with non-competition, non-solicitation, confidentiality and non-disparagement covenants, based on actual performance during performance period

Exhibit C

Release of Claims

GENERAL RELEASE

WHEREAS, Robert Greifeld (hereinafter referred to as the “Executive”) and The Nasdaq Stock Market, Inc. (hereinafter referred to as “Employer") are parties to an Employment Agreement, dated December __, 2006 (the “Employment Agreement”), which provided for the Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 8(b)(i) of the Employment Agreement, the Executive has agreed to execute a release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. Excluding enforcement of the covenants, promises and/or rights reserved herein, the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on Employer’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, the

Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, however, that this release shall not apply to any of the obligations of Employer or any other Releasee under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement; and provided, further, that this release shall not apply to any rights the Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s certificate of incorporation and by-laws or otherwise.

2. The Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that the Executive does not know or suspect to exist in the Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims.

3. The Executive understands that he has been given a period of 21 days to review and consider this General Release before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. The Executive further understands that he may use as much of this 21-day period as the Executive wishes prior to signing.

4. The Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to Office of the General Counsel, The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006. For this revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after the Executive signs this Agreement. If the Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, Employer shall have no obligations to the Executive under paragraph 8(b)(i) of the Employment Agreement.

5. The Executive and Employer respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

6. This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any party for any wrongful acts.

7. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

8. The Executive represents and agrees (a) that the Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that the Executive is voluntarily entering into this Agreement.

9. This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This General Release is executed by the Executive and Employer as of the ____ day of ______, 20__.

Robert Greifeld

THE NASDAQ STOCK MARKET, INC.

By:
Name: H. F. Baldwin Title: Chairman of the Board

Exhibit D

Additional Reimbursement Payment by the Company

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit D) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including, without limitation, any income taxes and any interest and penalties imposed with respect thereto, and any excise tax) imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Reimbursement Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing, in no event shall the amount of the Reimbursement Payment exceed 300% of the amount that is equal to the sum of (A) the Base Salary paid to the Executive with respect to the calendar year immediately preceding the Executive’s Date of Termination and (B) the Annual Bonus for the calendar year immediately preceding the Executive’s Date of Termination.

Notwithstanding the foregoing, if it shall be determined that Executive is entitled to a Reimbursement Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code are less than 330% of the “base amount” as defined under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Reimbursement Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 8(g)(i)(A), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Subject to the provisions of paragraph (a), all determinations required to be made under this Exhibit D, including whether and when a Reimbursement Payment is required, the amount of such Reimbursement Payment, the amount of any Option Redetermination (as defined below), the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

The Reimbursement Payment under this Exhibit D with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Reimbursement Payments which will not have been made by the Company should have been made (“Underpayment”) or Reimbursement Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event the amount of the Reimbursement Payment is less than the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Reimbursement Payment exceeds the amount necessary to reimburse Executive for the Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent Executive has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c) In the event that the Company makes a Reimbursement Payment to Executive and subsequently the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined pursuant to Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay to the Company any excise tax which is refunded to Executive; provided, that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return. If the Option Redetermination occurs in the same year that the Reimbursement Payment is included in the Executive’s taxable income, then in addition to returning the refund to the Company, Executive will also promptly return to the Company any tax benefit realized by the return of such refund and the return of the additional tax benefit payment. In the event that amounts payable to Executive under this Agreement were reduced pursuant to the third sentence of this Exhibit D and subsequently Executive determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of such third sentence of Exhibit D up to the Safe Harbor Cap. All determinations pursuant to this paragraph (c) shall be made by the Accounting Firm.